Exhibit 99.2

Contacts:	NEWS RELEASE Donald P. Hileman President and CEO First Defiance Financial Corp. (419) 782-5104 dhileman@first-fed.com

Gary M. Small President and CEO United Community Financial Corp. (330) 742-0472 gsmall@homesavings.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. RECEIVES REGULATORY

APPROVAL FOR UNITED COMMUNITY FINANCIAL CORP. MERGER

DEFIANCE and YOUNGSTOWN, OHIO (January 20, 2020) – First Defiance Financial Corp. (Nasdaq: FDEF) (“First Defiance”), holding company of First Federal Bank of the Midwest (“First Federal Bank”), and United Community Financial Corp. (Nasdaq: UCFC) (“United Community”), holding company of Home Savings Bank (“Home Savings”), jointly announced today that approval has been received from the Federal Reserve Bank, the Federal Deposit Insurance Corp. and the Ohio Division of Financial Institutions (collectively, the “Regulatory Authorities”) for the merger of United Community with and into First Defiance, followed by the merger of Home Savings with and into First Federal Bank.

Immediately prior to the merger, First Defiance will convert from a Unitary Thrift Holding Company to a Bank Holding Company, and it has elected Financial Holding Company status, and First Federal Bank will convert from a Federal Savings Association to an Ohio-chartered commercial bank.

“We are pleased to have received all necessary shareholder approvals in mid-December and now to have received all required approvals from the Regulatory Authorities. We are progressing as planned, and we anticipate to close the transaction at the end of January,” stated Donald P. Hileman, President and CEO of First Defiance. “We are excited to bring together two organizations as a premier community bank with enhanced products, services and technology while honoring our commitment to superior customer service, personalized financial solutions and unwavering community support.”

First Defiance’s Board of Directors approved the selection of directors that will sit on the combined company’s board following the completion of the merger. The new board will consist of 13 members including John L. Bookmyer, current First Defiance Chairman, serving as Chairman of the Board until succession of Donald Hileman to Executive Chairman when he relinquishes his CEO role. John Bookmyer will serve on the board until he stands for reelection at the 2022 Annual Meeting of Shareholders. Richard J. Schiraldi, current United Community Chairman, will serve as Vice Chairman of the Board until he stands for reelection at the 2020 Annual Meeting of Shareholders. In addition to Bookmyer and Schiraldi, there will be 6 directors from First Defiance and 5 directors from United Community:

Current directors from United Community that will serve on the Board following the merger:

•	Marty E. Adams, who will serve until he stands for reelection at the 2021 Annual Meeting of Shareholders;

•	Zahid Afzal, who will serve until he stands for reelection at the 2022 Annual Meeting of Shareholders;

•	Louis M. Altman, who will serve until he stands for reelection at the 2022 Annual Meeting of Shareholders;

•	Lee Burdman, who will serve until he stands for reelection at the 2020 Annual Meeting of Shareholders;

•	Gary M. Small, who will serve until he stands for reelection at the 2021 Annual Meeting of Shareholders.

Current directors from First Defiance that will serve on the Board following the merger:

•	Terri A. Bettinger, who will serve until she stands for reelection at the 2022 Annual Meeting of Shareholders;

•	Donald P. Hileman, who will serve until he stands for reelection at the 2021 Annual Meeting of Shareholders;

•	Jean A. Hubbard, who will serve until she stands for reelection at the 2020 Annual Meeting of Shareholders;

•	Charles D. Niehaus, who will serve until he stands for reelection at the 2020 Annual Meeting of Shareholders;

•	Mark A. Robison, who will serve until he stands for reelection at the 2020 Annual Meeting of Shareholders;

•	Samuel S. Strausbaugh, who will serve until he stands for reelection at the 2021 Annual Meeting of Shareholders.

The transaction was announced on September 9, 2019, and is expected to close on January 31, 2020, pending the satisfaction of all closing considerations. Customer account conversion is planned for early third quarter 2020.

About First Defiance Financial Corp.

First Defiance Financial Corp. (Nasdaq:FDEF), headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal Bank operates 44 full-service branches in northwest and central Ohio, southeast Michigan and northeast Indiana and a loan production office in Ann Arbor, Michigan. First Insurance Group is a full-service insurance agency with nine offices throughout northwest Ohio. For more information, visit the company’s website at www.fdef.com.

About United Community Financial Corp.

United Community Financial Corp. (Nasdaq: UCFC), headquartered in Youngstown, Ohio, is the holding company for Home Savings Bank and HSB Insurance, LLC, commonly referred to as James & Sons. Home Savings Bank, founded in 1889, is a wholly owned subsidiary of United Community, offering a full line of commercial, wealth management and consumer banking products and services with 33 retail banking offices (32 in Ohio and one in Pennsylvania). Home Savings also has residential mortgage loan centers servicing Ohio, West Virginia, western Pennsylvania, northern Kentucky, and eastern Indiana. Additional information about the United Community, including its products, services and banking locations is available at www.homesavings.com and ir.ucfconline.com.

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